Exhibit 99(b)












                       JAMONT HOLDINGS NV

                       ANNUAL REPORT 1993




JAMONT HOLDINGS NV

ANNUAL REPORT

DECEMBER 31, 1993








CONTENTS                                          Page

MANAGING DIRECTOR'S REPORT 1993                   1 - 3

REPORT OF INDEPENDENT ACCOUNTANTS                 4

CONSOLIDATED BALANCE SHEET                        5

CONSOLIDATED PROFIT AND LOSS ACCOUNT              6

NOTES TO THE CONSOLIDATED ACCOUNTS                7 - 22




JAMONT HOLDINGS NV

MANAGING DIRECTOR'S REPORT 1993

Background
1993 was a year of sharp contrasts for Jamont. Internally, the company made excellent progress on all fronts and strengthened its competitive position substantially. Externally, the business environment was very poor.

The overall economy is the worst it has been since World War II and overcapacity has developed in our industry. Increasingly cost conscious consumers are trading down and retail customers are engaged in tough market battles, putting unprecedented pressures back onto manufacturers. As a result of all these forces, prices have fallen steadily since the second half of 1992, arriving by year end at a level 13% below the mid-'92 mark.

Internal improvements at Jamont have come as a result of our continued aggressive implementation of the strategy we developed several years ago. At the core of this strategy is a commitment toward improving product quality, packaging, advertising, and service to strengthen all of our principal brands. Substantial progress was made in 1993 on our tissue brands such as Lotus, Colhogar, Tenderly and Embo, and also on our Vania feminine hygiene brand. Improved products, based on advanced tissue making technology and proprietary converting processes, will continue to be extended across Europe. At the end of 1993, Jamont introduced a fully integrated line of Lotus Professional brand products for away-from-home markets with product specifications and positioning designed to meet a wide range of distributor and end-user needs across Europe.

Capital Expenditure
The year was also marked by the completion of our US $600 million capital investment program begun in 1991. This program included a number of projects which are enhancing quality, expanding capacity, and reducing cost throughout the system. All projects were completed on schedule, on budget, and have come up their learning curves quickly.

Toward the end of 1992, a new 50,000 ton per year machine and deinking plant started up at the Hondouville, Normandy mill, providing a world class site for the manufacture of away-from-home products. In the Spring of 1993, a new 40,000 ton per year tissue machine started up, replacing an older machine at the Castelnuovo mill in Italy. The improved quality and lower costs provided by this facility are enabling us to make substantial volume gains and strengthen our Tenderly brand. Despite interruption related to a warehouse fire at the Allo mill in Spain last Spring, a new 50,000 ton per year tissue machine was successfully brought on-line at that site in the Summer, with the project and ongoing operations functioning at normal levels by year end. In addition, an expansion of a converting plant at the Bridgend consumer products mill in the United Kingdom began operating in late 1993.

These capital projects, along with productivity enhancement efforts, have enabled us to close converting plants in Biessard, France; Tottenham, United Kingdom; Calenzano, Italy during the year, while at the same time expanding total capacity and increasing sales volume. These closures and other measures have allowed us to reduce our workforce by approximately 5% or 450 people. These efforts will continue during 1994.

During 1993, new capital appropriations were scaled back drastically to a level of approximately US $60 million. This reduction in appropriations is not only in response to the difficult business environment, but also reflects the completion of the major capital expansion program during 1993.

Cost Reduction
With strict attention toward reducing costs, Jamont continued an intense focus on improving manufacturing and distribution efficiency. Machine speeds and uptime, waste reduction, and efficient energy usage all improved during the year. Our total quality initiatives have been of great importance in this regard. As a result of all these efforts operating margins dropped by only 1.2% of sales since 1991, despite a decrease of over 10% in selling prices over the same period.

Jamont's efforts to reduce working capital are of equal importance. Inventory levels were reduced by 19.6% during 1993, while unit sales volume increased by 4.4%. Reduced working capital, combined with the decreased levels of capital spending toward the end of the major capital expansion program, contributed to Jamont's generation of positive free cash flow of US $28 million during the second half of the year. Efforts to continue reducing working capital and increasing cash flow are a high priority for 1994.

Financial Results
For the full year, Jamont's financial results reflect the countervailing forces of 4.4% volume growth and substantial cost reduction more than offset by falling prices. Net sales of US $1,346 million in 1993 were 12.8% lower than those in 1992, after eliminating sales attributable to Kaysersberg Packaging, which was sold at the end of the first quarter of 1992. However, decreased net sales were partially offset by the benefits realised from cost reduction efforts. Operating profits were US $81.2 million in 1993, compared with US $127.1 million in the prior year.

Net financial expenses were US $60.7 million in 1993, a decrease of US $13.8 million compared to 1992 amounts. This decrease was the result of the focused efforts at reducing outstanding debt levels, as well as the general reductions in interest rates experienced throughout Europe in 1993.

Jamont net profit for 1993 was US $29.1 million, a decline of  US
$20.9 million compared to profits reported in 1992.

During 1993, Jamont changed its accounting policy relating to goodwill. Previously, goodwill was recognised as an asset and amortised over 40 years. Under the new policy, goodwill arising on acquisition is eliminated against distributable reserves. The new policy provides for a better understanding of Jamont's operations, as well as a clearer basis for the evaluation of its performance. The current goodwill policy also conforms to that utilised by the majority of publicly traded pan-European companies, providing for better comparability of Jamont's financial performance.

Outlook
The outlook for 1994 is similar to 1993, as markets continue to be very competitive and downward pricing pressures persist. We believe that significant improvements in profitability depend on a general European economic recovery and improved industry conditions which are not expected to occur until 1995 and 1996. In the meantime, Jamont is continuing its initiatives on volume growth, quality and service improvements, and cost reduction in order to offset the effects of the poor business environment. We remain confident of our long-term strategy and expect to emerge from this difficult period not only as a much stronger company but as the clear leader of the consumer paper products industry in Europe.

Ronald L. Singer
Member of Stichting European Tissue

Amstelveen, March 14, 1994

                REPORT OF INDEPENDENT ACCOUNTANTS


To  the Supervisory Board and Management Board of Jamont Holdings
N.V.:


We have audited the accompanying consolidated financial statements of Jamont Holdings N.V. and Subsidiaries as of December 31, 1993 and for the year then ended, which are expressed in United States dollars. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jamont Holdings N.V. and Subsidiaries as of December 31, 1993 and the consolidated results of their operations for the year then ended in conformity with accounting principles generally accepted in The Netherlands.

The consolidated financial statements have been prepared in accordance with accounting principles prevailing in The Netherlands, which differ in certain respects from those generally accepted in the United States. The approximate effect of the major differences in the determination of net income and shareholders' equity is shown in Note 26 to the consolidated financial statements.



                                     COOPERS & LYBRAND

Eindhoven, The Netherlands
March 14, 1994

JAMONT HOLDINGS NV
CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 1993 AND 1992 (Including proposed appropriation of results for the year) (Expressed in thousands of U.S. dollars)
                                                    Restated
                                 Notes        1993      1992
                                           US $000   US $000
FIXED ASSETS
Intangible fixed assets              4       5,128     3,533
Tangible fixed assets                5   1,111,096 1,140,928
Financial fixed assets               6      37,564    45,317
Long-term receivables                       15,007     7,806
                                          ________  ________
Total fixed assets                       1,168,795 1,197,584
                                          ________  ________
CURRENT ASSETS
Inventories                          7     175,998   218,887
Trade accounts receivable                  343,957   363,013
Other receivables and prepaid
  expenses                                  57,985    72,227
Cash and short-term investments      8      81,444   119,006
                                          ________  ________
Total current assets                       659,384   773,133
                                          ________  ________
CURRENT LIABILITIES
Trade accounts payable                     272,358   310,875
Short-term loans                     9     249,971   291,281
Accrued expenses and other payables 10      97,507   104,493
                                          ________  ________
Total current liabilities                  619,836   706,649
                                          ________  ________
Current assets less current
  liabilities                               39,548    66,484
                                          ________  ________
Assets less current liabilities          1,208,343 1,264,068
                                          ========  ========
LONG-TERM LIABILITIES
Long-term loans                     11     506,733   482,458
Other long-term liabilities                  9,058    24,929
                                          ________  ________
Total long-term liabilities                515,791   507,387

PROVISIONS                          12      94,456   131,450

MINORITY INTERESTS                  13     105,105   116,419

SHAREHOLDERS' EQUITY                14     492,991   508,812
                                          ________  ________
Non current liabilities, minority
interests and shareholders' equity       1,208,343 1,264,068
                                          ========  ========


 The accompanying notes are an integral part of these financial statements.

JAMONT HOLDINGS NV
CONSOLIDATED PROFIT AND LOSS ACCOUNT FOR
THE YEARS ENDED DECEMBER 31, 1993 AND 1992
(Expressed in thousands of U.S. dollars)

                                                     Restated
                                 Notes       1993        1992
                                          US $000     US $000



NET SALES                           16  1,345,602   1,612,595
Cost of sales                       17   (923,069) (1,076,042)
                                        _________   _________

GROSS MARGIN                              422,533     536,553
Operating expenses                  18   (341,358)   (409,475)
                                         _________  _________

OPERATING PROFIT                           81,175     127,078
Net financial expense               19    (60,668)    (74,480)
                                          ________  _________

PROFIT BEFORE TAXATION                     20,507      52,598
Taxation                            20      5,534       1,811
Net results from participations     21      5,979       8,147
                                          ________  _________

PROFIT AFTER TAXATION                      32,020      62,556
Minority interest                          (2,963)    (12,590)
                                          ________  _________

NET PROFIT FOR THE YEAR                    29,057      49,966
                                           =======   ========


 The accompanying notes are an integral part of these financial statements.




JAMONT HOLDINGS NV

NOTES TO THE CONSOLIDATED ACCOUNTS AT DECEMBER 31, 1993


NOTE 1 - ACTIVITY

The activities of the group relate principally to the manufacture and sale of hygienic products in the European market. These products include soft tissue, feminine hygiene, and food service products.

The company prepares its accounts in accordance with accounting principles generally accepted in The Netherlands and in European Currency Units ("Ecu"), as they better reflect the European character and activity base of its operations. For purposes of these financial statements, all amounts have been translated to US dollars in accordance with accounting policies described in
Note 3 below. (See Note 26 for a reconciliation to United States generally accepted accounting principles.)


NOTE 2 - CHANGE IN ACCOUNTING POLICY

The group has implemented a change in accounting policy in respect of goodwill which was previously recognised as an intangible asset and amortised over a life of 40 years. Under the new policy, any goodwill arising on acquisition is eliminated against distributable reserves as outlined in the Significant Accounting Policies (Note 3 below).

It is the group's opinion that the new policy enables a better understanding of the group's operations and provides a clearer basis for the evaluation of its performance than was previously possible. The change has been accounted for as an adjustment to opening shareholders' equity at 1 January 1993. The net book value of goodwill of US $495 million has been eliminated against the balance of the share premium account as at that date.

The 1992 financial statements have been restated to allow a true comparison with the 1993 statements prepared under the new policy. The impact of the restatement on 1992 reported net profit and on shareholders' equity at the end of that year is as follows.


NET PROFIT 1992                                 US $000

Net profit as originally stated                  37,620
Effect of change in accounting policy            12,346
                                                 ______
Net profit as restated                           49,966
                                                 ======


SHAREHOLDERS' EQUITY                            US $000

Balance at December 31, 1992 as originally
  stated                                        936,625

Elimination of goodwill balance, net of amount
  attributable to Minority Interests           (427,813)
                                               ________

Balance at December 31, 1992 as restated        508,812
                                                =======


NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated accounts include those of the company and companies in which over 50% of the voting rights are directly or indirectly owned or which are otherwise controlled by the company. Companies are excluded from consolidation when control is intended to be temporary.

A list of directly held consolidated companies is presented below.

Name                Location         Domicile        Percentage
                                                          owned

Jamont NV           Amstelveen       The Netherlands      86.4%
Unikay Srl (a)      Genoa            Italy                22.8%

(a)  The remaining shares of Unikay SRL are owned by Jamont NV, a
controlled subsidiary    of the company.

A full list of all material subsidiaries and associates is included in Note 25 of this Annual Report.

All material inter-company balances, inter-business transactions, internal profits, profit distributions, and mutual shareholdings of the group companies are eliminated.

Goodwill

A   change  in  the  accounting  policy  for  goodwill  has  been implemented in the year and details relating to this change can be seen in Note 2 above.

Goodwill  represents the excess of cost of acquisition over  fair value  of  the  acquired net assets on the date  of  acquisition.
Goodwill   is   eliminated  against  distributable  reserves   on
acquisition.

Foreign companies

The balance sheets of foreign companies are translated at the rates of exchange ruling at the balance sheet date. The profit and loss accounts are translated using average rates of exchange for the period covered. Translation differences arising from the above are taken to reserves.

For Ipek Kagit AS, Istanbul, Turkey, which operates in a hyper-inflationary economy, translation differences are included in net earnings.

Investments in associated companies

Investments in associated companies, which comprise companies in which at least 20% of the voting rights are owned, are included in the consolidated financial statements using the equity method of accounting. The group's share of net income is included in the consolidated profit and loss account.

The group's principal associated company is Ipek Kagit AS, Istanbul, Turkey.

Investments in other companies

Investments in other companies are valued at their acquisition cost less any provision for permanent diminution in value. Income from these investments is recognised in the profit and loss account only upon receipt of dividends.

Foreign currency translation

Transactions in foreign currencies are recorded at the rates of exchange ruling at the dates of the transactions. Unsettled foreign currency transactions are valued at the rates of exchange ruling at the balance sheet date. Exchange differences are included in the profit and loss account, except in respect of gains and losses on borrowings used to finance or hedge foreign equity investments. The net exchange movements on these borrowings and investments are taken to reserves.

Intangible fixed assets

Intangible  fixed  assets are stated at cost  less  amortisation.
Amortisation is calculated using the straight line method to write off the cost over expected useful lives which are normally
:

                                                       Years

Concessions/Trademarks/Licences                           40
Patents/Intellectual Property                             20

Tangible fixed assets

Tangible fixed assets are stated at cost or valuation applied under purchase method accounting. Financing costs that are attributable to a construction project and are incurred up to project completion date are capitalised. Depreciation is calculated using the straight line method to write off the cost over expected useful lives which are normally :

                                                       Years

Buildings                                              20-40
Plant and machinery                                    10-20
Other tangible fixed assets                             3-5

Land and construction in progress are not depreciated.

Inventories

Inventories are stated at the lower of cost and net realisable value. The cost of goods purchased for resale includes all costs incurred in bringing the goods to their present location. The cost of manufactured goods includes raw materials, other direct production costs, and an appropriate proportion of indirect production costs. In general, cost is determined on the FIFO (first-in, first-out) basis, although, depending on the nature of the business activities, the weighted average price method may be used. When determining net realisable value, provision is made for excess, slow moving, old, or obsolete stock.

Receivables

Receivables are stated at net realisable value. When determining net realisable value, provision is made for doubtful debts.

Other assets and liabilities

Other assets and liabilities are stated at their nominal value except where indicated otherwise in the related note.

Provisions

Taxation

The financial statements include direct taxes based on the results of the companies for the financial year calculated according to local tax rules, including any taxes that may arise upon dividends being declared.

Deferred tax is provided on the liability method in respect of timing differences between accounting income and taxable income, except where the liability is not expected to crystallise in the foreseeable future. This partial application is used in certain circumstances except in respect of timing differences which arise as a result of revaluation adjustments to tangible fixed assets applied under purchase method accounting.

Pension funding

For funded schemes, the charge for pensions in the year is based upon the cost of providing pensions on a systematic and rational basis over the period during which the company benefits from the employees' services. Any deficits or surpluses arising on actuarial valuations requiring additional or reduced contributions are allocated over a period not exceeding the expected remaining working lives of participating employees.

Other provisions

All other provisions are stated at nominal value.

Net turnover

Net turnover represents the proceeds of goods sold and services rendered during the year, excluding sales taxes.

Costs and determination of results

Costs are in principle allocated to the financial year in which the relevant goods or services are supplied.

Results are determined on the basis of the difference between realisable value of goods supplied, and costs and other expenses for the year. Results from transactions are accounted for in the year in which they are realised; losses are accounted for as soon as they are foreseeable.

Research and development

Research and development costs are expensed in the year in which they occur.


NOTE 4 - INTANGIBLE FIXED ASSETS

                         Concessions     Patents
                          trademarks  intellectual
                            licences    property        Total
                             US $000     US $000      US $000
Net book value at
  January 1, 1993 (Restated)   3,470          63        3,533
Additions                      3,079           0        3,079
Amortisation                  (1,129)        (14)      (1,143)
Currency translation            (332)         (9)        (341)
                               _____       _____       ______
Net book value at
  December 31, 1993            5,088          40        5,128
                               =====       =====       ======
At December 31, 1993:
Gross book value               8,270          90        8,360
Accumulated amortisation      (3,182)        (50)      (3,232)
                               _____       _____       ______
Net book value                 5,088          40        5,128
                               =====       =====       ======
NOTE 5 - TANGIBLE FIXED ASSETS
                                           Other      Con-
                                        tangible struction
                    Land and Plant and     fixed        in
                   buildings machinery    assets  progress      Total
                     US $000   US $000   US $000   US $000    US $000
Net book value at
  January 1, 1993    320,354   662,539    31,850   126,185  1,140,928
Additions/transfers   28,104   195,616    13,148   (67,655)   169,213
Disposals             (1,121)  (10,972)   (2,463)        -    (14,556)
Depreciation          (9,881)  (62,642)   (8,596)        -    (81,119)
Currency translation (26,936)  (64,418)   (2,519)   (9,497)  (103,370)
                      ______    ______    ______    ______    _______
Net book value at
  December 31, 1993  310,520   720,123    31,420    49,033  1,111,096
                      ======    ======    ======    ======    =======
At December 31,1993:
Gross book value     344,162   921,573    63,881    49,033  1,378,649

Accumulated
  depreciation       (33,642) (201,450)  (32,461)        -   (267,553)
                     _______   _______   _______   _______  ________
Net book value       310,520   720,123    31,420    49,033  1,111,096
                     =======   =======   =======   =======   =======

Further information on tangible fixed assets is as follows:

a)The book value of  assets held under finance lease at December
31, 1993 is US $30.2 million (1992: US $23.9 million).

b)Construction in progress includes an amount of US $5.5 million
(1992: US $23.6 million) for payments in advance on capital projects.

c)Interest capitalised in the year on construction in progress amounted to US $9.3 million (1992: US $12.2 million)

d)The current value of tangible fixed assets does not deviate significantly from net book value.



NOTE 6 - FINANCIAL FIXED ASSETS
                                              1993        1992
                                           US $000     US $000
Investments in associated companies         18,547      17,704
Investments in other companies              17,576      25,376
Other financial fixed assets                 1,441       2,237
                                           _______      ______
                                            37,564      45,317
                                            ======      ======

The movements in financial fixed assets during the year were as follows:

                             Investments in Investments        Other
                                 associated    in other    financial
                                  companies   companies fixed assets
                                    US $000     US $000      US $000

Balance at January 1, 1993           17,704     25,376         2,237
Additions                                 -        227           276
Disposals and other movements, net        -     (4,448)         (939)
Net results from participations       2,294     (2,964)            -
Currency translation                 (1,451)      (615)         (133)
                                     ______     ______        ______

Balance at December 31, 1993         18,547     17,576         1,441
                                     ======     ======        ======

NOTE 7 - INVENTORIES
                                              1993        1992
                                           US $000     US $000

Raw materials                               29,064      38,673
Work in progress and semi-finished goods    34,771      43,487
Finished goods and goods for resale         77,909     103,759
Spare parts and consumables                 34,254      32,968
                                          ________      ______
                                           175,998     218,887
                                           =======      ======

The market value of inventories does not differ significantly from net book value.


NOTE 8 - CASH AND SHORT-TERM INVESTMENTS

The  balance  of  US  $81.4 million includes short-term  deposits which  mature  within  twelve months. Of  this  amount,  US  $5.7 million has been placed in a blocked account as security for a short-term financial debt of a subsidiary.


NOTE 9 - SHORT-TERM LOANS
                                              1993        1992
                                           US $000     US $000
Current portion of syndicated revolving
  credit and term loans                     22,600           -
Current portion of other long-term loans    24,122     152,119
Bank overdrafts and short-term loans       203,249     139,162
                                          ________      ______
                                           249,971     291,281
                                           =======      ======
Bank  overdrafts  and short-term loans bear interest  at  varying
market  rates.   Guarantees  given as  security  for  these  bank
overdrafts and loans are further discussed in Note 11.


NOTE 10 - ACCRUED EXPENSES AND OTHER  PAYABLES

                                              1993        1992
                                           US $000     US $000

Taxes and social security                   49,586      52,764
Other payables                              38,352      25,912
Accruals and deferred income                 9,569      25,817
                                           _______      ______
                                            97,507     104,493
                                            ======      ======


NOTE 11 - LONG-TERM LOANS

The Jamont NV group's principal source of long-term finance is the Ecu 400 million (US $446 million using current exchange rates as of December 31, 1993) syndicated revolving credit and term loan facility entered into at the end of 1991. The facility, which is divided equally between revolving credit and long-term, is repayable by November 1997, the first repayments being due in November 1994. The loan agreement requires that the group maintain certain ratios of financial condition which at the balance sheet date have been met.

As  security for the loan, Jamont NV has committed to pledge  55%
of its shares in its significant wholly owned subsidiaries and associates, except for its holdings in Sarrio Tisu SA, Ipek Kagit
AS and Cartellas SA.

Further details of the long-term loans are as follows :

                                              1993        1992
                                           US $000     US $000

Syndicated revolving credit and term loan  243,170     268,869
Other credit institutions                  197,410     139,763
Convertible loan from S.A.C.I. SpA          16,357      17,468
  (see Note 24)
Subordinated loan from Sarrio SA            49,796      56,358
  (see Note 24)                           ________      ______
                                           506,733     482,458
                                           =======      ======

a)The long-term debts bear interest at varying market rates with the exception of the convertible loan from S.A.C.I. SpA where no interest cost is recorded.

b)In 1989 Jamont Holdings NV ("Holdings") received an advance of ITL 20.9 million from S.A.C.I. SpA, one of the original shareholders, which at the option of Holdings can be converted into 529,610 common shares in Holdings on February 20, 1994. The advance has been recorded at Nlg 60 per share, which is equivalent to the share value at the advance date. Further details are provided in Note 24.

c)The  current portion of long-term debt is included with short-term loans.

d)The portion of long-term debt due in more than 5 years is US $28.9 million (1992 US $57.8 million).

e)In  addition to the syndicated loan which is secured  by  share pledges, other short-term and long-term loans of US $42.3 million
are secured by asset     pledges and mortgages.



NOTE 12 - PROVISIONS

                                              1993        1992
                                           US $000     US $000

Deferred tax                                46,087      60,518
Pension                                     10,365      11,929
Other provisions                            38,004      59,003
                                           _______      ______
                                            94,456     131,450
                                           =======      ======

Application of full deferred tax accounting to significant timing differences would have resulted in the provision of additional cumulative deferred taxation amounting to US $50.2 million (1992:
US $36.4 million) at the balance sheet date.

Of the total amount of provisions, US $67.8 million (1992: US
$91.6 million) can be considered long-term at the balance sheet date.



NOTE 13 - MINORITY INTERESTS

The movement in minority interests during the year were as follows :

                                                     US $000

Balance at January 1, 1993 (Restated)                116,419
Share of minority interests in the results of
  subsidiaries                                         2,963
Dividends paid to minority interests                  (3,562)
Other movements, net                                   1,112
Currency translation                                 (11,827)
                                                     _______
Balance at December 31, 1993                         105,105
                                                      ======


NOTE 14 - SHAREHOLDERS' EQUITY

The company's share capital is analysed as follows:


                             1993      1992      1993      1992
                          NLG'000   NLG'000   US $000   US $000
Authorised share capital
  100,000,000 shares of
  Nlg 10 each           1,000,000 1,000,000

Issued and fully paid
  26,521,792 shares of
  Nlg 10 each             265,218   265,218   139,001   139,001



The movements in shareholders' equity during the year are analysed as follows :

                  Issued and           Accumulated               Total
                  fully paid     Share translation  Retained  shareholders'
                     capital   premium     reserve  earnings    equity
                     US $000   US $000     US $000   US $000   US $000

Balance at January
  1, 1993
  (Restated)         139,001   267,245       2,373   100,193   508,812
Profit for the
  year                                                29,057    29,057
Other movements,
  net                           (1,112)                         (1,112)
Movement in
  accumulated
  translation
  reserve                                  (43,766)            (43,766)
                    __________________________________________________

Balance at December
  31, 1993          139,001   266,133      (41,393)  129,250   492,991
                  ========= =========    ========= ========= =========


NOTE 15 - CONTINGENT LIABILITIES AND COMMITMENTS

Normal commitments and contingent liabilities consisting of bank guarantees, taxes, rents, operating lease commitments, capital commitments, and other claims, are not considered to be material in relation to the company's financial position.

At the balance sheet date, there existed an agreement with Sarrio SA, holder of 50% of shares in Sarrio Tisu SA ("Sarrio Tisu"), whereby Jamont NV. could acquire the remaining 50% of shares in February 1994. Further details are provided in Note 24 of this Annual Report describing Post Balance Sheet Events.

The  group company Jamont NV is a joint venture partner  in  Ipek
Kagit AS, Istanbul, Turkey where it has jointly guaranteed certain debts amounting to US $2.7 million at the balance sheet date.



NOTE 16 - NET SALES

                                              1993        1992
                                           US $000     US $000

Gross sales                              1,586,878   1,853,093
Commercial rebates                        (101,572)   (107,515)
                                          ________     _______
Net turnover                             1,485,306   1,745,578
Trade promotions                          (139,704)   (132,983)
                                         _________    ________
Net sales                                1,345,602   1,612,595
                                          ========    ========

Net turnover split by geographical area is as follows:
                                              1993        1992
                                           US $000     US $000

The Netherlands                             51,878      59,465
Other European Union countries           1,328,935   1,553,820
Other European countries                    84,212     101,505
Rest of the World                           20,281      30,788
                                         _________    ________
Net turnover                             1,485,306   1,745,578
                                         =========    ========



NOTE 17 - COST OF SALES

Research and development expenditures of US $17.3 million (1992:
US $20.6 million) are included in cost of sales.



NOTE 18 - OPERATING EXPENSES

                                           1993         1992
                                        US $000      US $000

Distribution expenses                   118,947      141,634
Selling and marketing expenses          149,307      180,994
Administration expenses                  75,474       83,214
Other operating (income)/expenses        (2,370)       3,633
                                       ________       ______
                                        341,358      409,475
                                        =======       ======


NOTE 19 - NET FINANCIAL EXPENSE

                                           1993         1992
                                        US $000      US $000

Interest income                          13,426       13,737
Interest expense                        (68,417)     (81,152)
                                       ________       ______
Net interest expense                    (54,991)     (67,415)
Exchange difference                      (1,765)      (3,687)
Other financial costs                    (3,912)      (3,378)
                                       ________      _______
                                        (60,668)     (74,480)
                                       ========      =======


NOTE 20 - TAXATION

                                           1993         1992
                                        US $000      US $000

Statutory taxation on ordinary
  activities                             (1,728)      (5,483)
Deferred taxation                         7,262        7,294
                                        _______      _______
Taxation credit on ordinary activities    5,534        1,811
                                        =======      =======


The statutory tax charge for the year is effectively reduced by the claiming of accelerated depreciation allowances. Deferred taxation has not been provided for these timing differences as they are not expected to reverse in the foreseeable future.



NOTE 21 - NET RESULTS FROM PARTICIPATIONS

                                           1993         1992
                                        US $000      US $000

Share of income/(loss) in participations  2,294       (3,957)
Net gain on disposals and adjustments
  relating to valuation of participations 3,685       12,104
                                        _______       ______
                                          5,979        8,147
                                        =======       ======

Included above in the amount for 1993 is a gain of US $6.7 million relating to the charges provided for upon sale of the French packaging business in 1992. The comparative 1992 results include a gain of US $16.8 million arising from the same transaction.



NOTE 22 - EMPLOYEES

Average number of employees was :
                                           1993         1992

Manufacturing                             5,415        6,035
Distribution                                626          620
Sales and marketing                         934        1,015
Administration                              847          901
                                          _____        _____
                                          7,822        8,571
                                          =====        =====
Aggregate payroll costs comprise :
                                           1993         1992
                                        US $000      US $000

Wages and salaries                      231,446      268,598
Pension costs                            10,249       12,479
Social charges                           61,325       77,059
                                        _______      _______
                                        303,020      358,136
                                         ======      =======


NOTE 23 - CHANGES IN GROUP STRUCTURE

On March 31, 1992, the group sold its French packaging business. That business, carried on by Kaysersberg Packaging SA had third party net sales of US $70.2 million in the first quarter of 1992, and these were included in the group's comparative 1992 results. The average number of group employees in 1992, excluding those employed by Kaysersberg Packaging was 8,211.



NOTE 24 -  POST BALANCE SHEET EVENTS

In February 1994, Jamont NV acquired the remaining 50% of Sarrio Tisu SA under an existing agreement with Sarrio SA. The consideration amounted to Pts 2.9 billion which approximates to US $21 million at the date of transaction. At the same time, the subordinated loan from Sarrio SA, explained in Note 11, was repaid using the group's existing facilities and resulted in no additional financing cost.

The convertible advance from S.A.C.I. SpA to Jamont Holdings NV described in Note 11 has been converted to equity during February
1994.


NOTE 25 -  OTHER INFORMATION

A.   APPROPRIATION OF PROFIT

In accordance with article 32 of the statutes, the profit for the year is at the disposition of the annual meeting of shareholders.
Management recommends that the profit be added to retained reserves.

B.   SUBSIDIARIES, ASSOCIATES AND INVESTMENTS IN OTHER COMPANIES

All significant consolidated subsidiaries and associates of the group are listed below :

Name                     Location       Domicile       % owned

Jamont NV                Amstelveen     The Netherlands  86.4%
Kaysersberg SA           Kaysersberg    France           86.4%
Celtona BV               Cuijk          The Netherlands  86.4%
Vania Nederland BV       Cuijk          The Netherlands  86.4%
Sarrio Tisu SA           Navarra        Spain            43.2%
Unikay Srl               Genoa          Italy            89.5%
Jamont Services SA       Brussels       Belgium          86.4%
JRF Immobiliere SA       Brussels       Belgium          86.4%
Cartellas SA             Athens         Greece           86.4%
Ipek Kagit AS
  (Associate)            Istanbul       Turkey           43.2%
Vania Expansion SNC      Courbevoie     France           43.2%
Laboratoires Polive SNC  Courbevoie     France           43.2%
Eutima SA                Eeklo          Belgium          86.4%
Jamont UK Ltd            London         United Kingdom   86.4%
Jamont Ireland Ltd       Dublin         Ireland          86.4%
Jamont GmbH              Moers          Germany          86.4%
Sodipan SA               Rouen          France           86.4%
Nokian Paperi Oy         Nokia          Finland          86.4%
Nokian Paperi A/S        Billingstad    Norway           86.4%
Dancrepe A/S             Copenhagen     Denmark          86.4%


The significant companies which the group accounts for as investments are detailed below :

Wuhrlin-Soplamed SA      Courbevoie     France          100.0%
Gloystarne & Co Ltd      Rotherham      United Kingdom   86.4%
Morgan-Varylease Ltd     Birmingham     United Kingdom   86.4%
Cellox Paper Co. Ltd     Bangkok        Thailand         21.8%

The company has chosen under Article 379 (2c) of the Dutch civil code to omit the names of companies in which the investment is considered to be insignificant.


C.   EXCHANGE RATES

The principal exchange rates which are of relevance to the group are presented below :

                           As at          As at
                     December 31    December 31        Average
1 ECU =                     1993           1992           1993

Dutch Guilder              2.166          2.192          2.173
French Franc               6.584          6.657          6.626
Spanish Peseta             159.3          138.4          148.9
Italian Lira (000)         1.909          1.781          1.839
Belgian Franc              40.31          40.05          40.43
Greek Drachma              278.1          259.4          268.2
Turkish Lira (000)         16.17          10.35         12.807
British Pound              0.754          0.796          0.779
Irish Punt                 0.791          0.742          0.799
Finnish Markka             6.457          6.307          6.691
Norwegian Krone            8.386          8.357          8.304
Danish Krone               7.576          7.579          7.583
U.S. Dollar                1.115          1.205          1.171


NOTE  26  -  RECONCILIATION OF FINANCIAL  INFORMATION  TO  UNITED
STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of Jamont Holdings have been prepared in accordance with generally accepted accounting principles in The Netherlands ("Netherlands GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP"). The principle differences are described as follows:

(a)  Goodwill

     Under Netherlands GAAP, goodwill may be either capitalised or written off directly to distributable reserves. Under U.S. GAAP, goodwill (representing the excess of the cost over the fair value of acquired net assets on the date of acquisition) must be capitalised and amortised over the period which it is estimated to benefit. Jamont Holdings' policy is to eliminate goodwill against distributable reserves upon acquisition. For U.S. GAAP purposes, such amounts of goodwill have been restored, and amortisation related thereto has been recognised.

(b)  Deferred income taxes

     Under Netherlands GAAP, provision is made for deferred income taxes under the partial liability method. Under this method, the tax consequences of timing differences between accounting and taxable income are recorded as deferred taxes, except where the related asset or liability is not expected to be realised in the foreseeable future. Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," deferred income tax liabilities and assets are fully recognised for the expected future tax consequences of all temporary differences and income tax credits, except where it is more likely than not that some or all of the tax benefits of future deductions will not be realised. In these instances, a valuation allowance is recorded to reduce the amount of the deferred tax asset.

      The  application of U.S. GAAP would have had the  following approximate effect on the net income and shareholders' equity  of
Jamont  Holdings as of December 31, 1993 and for  the  year  then ended:
                                                US $000
     Net profit reported pursuant to
       Netherlands GAAP                          29,057

     Goodwill amortisation                      (13,098)

     Deferred income tax provision              (21,197)

     Minority interests in goodwill
       amortisation and deferred taxation         4,984
                                                  ______

     Approximate net loss under
       U.S. GAAP                                   (254)
                                                  ======


                                                US $000
     Shareholders' equity as of December 31,
       1993 reported pursuant to
       Netherlands GAAP                         492,991

     Goodwill                                   451,273

     Deferred income tax liability, net of
       valuation allowance                      (47,586)

     Minority interest in goodwill and deferred
       income tax liability                     (53,727)
                                                 ______

     Approximate shareholders' equity under
       U.S. GAAP                                842,951
                                                 ======